UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) April 20, 2009
AFC Enterprises, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606

(Commission File Number)	(IRS Employer Identification No.)

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia	30342

(Address of Principal Executive Offices)	(Zip Code)
(404) 459-4450
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 20, 2009, AFC Enterprises, Inc. (the "Company") announced that Ralph Bower, previously the Company’s Chief Operations Officer had been promoted to Chief Operating Officer – US. Mr. Bower, age 46, joined the Company as its Chief Operations Officer in February 2008. Prior to joining the Company, Mr. Bower was employed by Yum Brands from 2002 – 2008 where he served in various operations roles including the KFC operations leader responsible for more than 900 KFC franchised restaurants in the western United States, the leader of KFC company operations in Pennsylvania, New Jersey, and Delaware and the director of guest satisfaction function for all KFC restaurants. Before joining Yum Brands, Mr. Bower was employed by Western Ohio Pizza, a franchisee of Domino’s Pizza, overseeing operations in Dayton, Ohio and Indianapolis, Indiana. Prior to his restaurant experience, Mr. Bower served as an officer in the United States Navy. He holds a Bachelor’s of Science degree in English from the United States Naval Academy.
     In connection with Mr. Bower’s promotion, the Company and Mr. Bower entered into an employment agreement effective as of April 20, 2009. The employment agreement provides for a base salary of $275,000, subject to annual adjustment by the Company’s People Services (Compensation) Committee, an annual incentive bonus opportunity for 2009 of $165,000 based on the Company’s achievement of certain performance targets, fringe benefits similar to those provided to other executive officers of the Company and participation in Company-sponsored benefit plans. The employment agreement has a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and is automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or Mr. Bower not to renew.
     In the event of a termination without cause or as a result of his resignation due to a constructive discharge, Mr. Bower will be entitled to receive an amount equal to one times his annual base salary and target incentive bonus for the year in which the termination occurs and the acceleration of any unvested restricted stock, stock options or other equity incentive awards (other than stock options for which the performance criteria required for exercise has not been previously satisfied).
     If there is a change in control (as defined in the employment agreement) and within one year of the change in control, Mr. Bower’s employment is terminated without cause, or there is a material diminution of or change in Mr. Bower’s responsibilities or duties, Mr. Bower may terminate his employment and receive the same severance he would have received upon a termination without cause plus the vesting of her performance stock options to the extent that the change of control price satisfies the applicable performance criterion for vesting under the employment agreement. The employment agreement also contains covenants regarding confidentiality and non-competition and dispute resolution clauses.
     This description of the employment agreement is subject to and qualified in its entirety by reference to the employment agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1	Employment Agreement dated as of April 20, 2009 between AFC Enterprises, Inc. and Ralph Bower.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
Date: April 20, 2009	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary